EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------


CORPORATE PARTICIPANTS
JAMES FOLLO
 Martha Stewart Living Omnimedia, Inc. - EVP & CFO

SHARON PATRICK
 Martha Stewart Living Omnimedia, Inc. - President & CEO



CONFERENCE CALL PARTICIPANTS
 ALISSA GOLDWASSER
 William Blair & Co - Analyst

 DAVID ROCKER
 Rocker Partners - Analyst

 KEVIN GRUNEICH
 Bear Stearns - Analyst

 MANDANA HORMOZI
 Lazard - Analyst

 LAURA RICHARDSON
 Adams, Harkness & Hill - Analyst


TRANSCRIPT



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OPERATOR

Good morning, and welcome to the Martha Stewart Living Omnimedia second quarter earnings 2003 conference call and Webcast. All participants will be on a listen-only mode until the question and answer session of the call. At the request of Martha Stewart Living Omnimedia, this call is being recorded. Anyone with objections should disconnect at this time. At this time, it is my pleasure to introduce Mr. James Follo, Executive Vice President and Chief Financial Officer of Martha Stewart Living Omnimedia. Sir, you may begin when ready.


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JAMES FOLLO

Thank you. Good morning, and thank you for attending Martha Stewart Living Omnimedia's second quarter 2003 earnings teleconference and Webcast. Also with me today is Sharon Patrick, our President and Chief Executive Officer. Sharon will open today with a strategic and operational overview of the Company, and I will conclude with a financial review of the second quarter and discuss the outlook for the remainder of 2003.

Before turning the conference call over to Sharon, I would like to deal with a couple of administrative matters. First, I would like to remind everybody that our discussion today may include forward-looking statements, which can generally be identified by the use of the terminology such as will and expect. Our actual results may differ materially from those projected in these statements; and factors that could cause such differences are discussed in our filings with the Securities and Exchange Commission, particularly in management's discussion and analysis sections of our periodic filings in our press release issued this morning.

An archived version of this teleconference and webcast will be available on the Company's website at www.marthastewart.com, through August 18, 2003.

As many of you know, the SEC recently clarified its view for what the term earnings before interest, taxes, depreciation and amortization, or EBITDA means. This definition is not exactly what we have in the past defined and referred to as EBITDA. Therefore, we will now often refer to the measure "operating income or loss before depreciation and amortization," which is consistent with our former definition of EBITDA. Additional information relating to the measure operating income before depreciation and amortization discussed in this call is contained in our press release issued this morning, which is accessible on our Website, marthastewart.com, under the heading "investor relations."

With  that  completed,  I would  now like to turn the call  over to  Sharon
Patrick.


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SHARON PATRICK


Good morning, everyone. Thank you for joining us this morning. It's been fourteen months of unique and challenging developments for MSO, and the second quarter was no exception. On June 4, 2003, after months of headlines and speculation, Martha Stewart was indicted in the Southern District Court of New York on charges relating to a personal sale of non-Company stock. With this development, the uncertainty that the Company has faced and combatted now becomes certain uncertainty. That is, continued uncertainty, but for a certain period of time. We now know that Martha's trial is scheduled to begin on January 12, 2004. She has vigorously asserted her innocence, and all of us at MSO, as we have since day one, stand squarely in support of Martha. We wish her speedy due process, and the best of possible outcomes.

As part and parcel of Martha's decision, she believed it appropriate to relinquish her position as Chairman of the Board and Chief Executive Officer of MSO. She has retained her title, and roles and responsibilities as the Company's Chief Creative Officer and a member of MSO's Board of Directors. Concurrently, I assumed the position of Chief Executive Officer, and now all aspects of the Company report directly to me -- business, creative, strategy and transaction. Jeff Ubben, a Board member and our second-largest shareholder, was appointed Chairman of the Board, and Arthur Martinez, another sitting director and former Chairman and CEO of Sears Roebuck, became Lead Director. These appointments were unanimous decisions of the Board, and the result of an ongoing contingency planning process that had been underway over the past year.

Under this new governance and organizational structure, Martha continues on the creative front to be as industrious as ever, if not more so, as she devotes all of her time to this arena. She films television two to three days a week, provides leadership and inspiration to our creative core, with respect to editorial direction and product design and development, and is central to many of the Company's marketing and promotional activities. This new structure is well along and working smoothly for everyone, in what can only be characterized as a uniquely challenging time.

I would also like to mention the fact that this morning we announced the resignation of Naomi Seligman, from our Board, and the appointment Tom Siekman. Naomi served the Company well for over four years, and we thank her for her long and dedicated service. Tom, formally senior vice president and general counsel of Compaq Computer Corp., brings more than 30 years of corporate and legal experience to us, including expertise in corporate governance, intellectual property, information technology, and e-commerce. We look forward to a strong collaboration with Tom.

As for the general strategic outlook, we believe that the Martha Stewart Living core brand will continue to be under significant pressure until a resolution of Martha's personal legal situation comes forward. Our strategy until then will be to continue to invest and sustain our core brand equity, brand labels, infrastructure and other aspects of the company, including our talented people and our core competencies in editorial content, television production and product design all the while controlling costs wherever doing so does not conflict with our overriding goals.

We believe that, if we safeguard our principal assets during this period, our business will rebound significantly upon a positive resolution. Obviously, in the event of a negative resolution, while achievable, that rebound will be more difficult, take more time and require further investment. Simultaneously, we will continue to leverage our core competencies and media platforms to grow vehicles such as our Everyday Food magazine and brand label, and we will continue to work at developing other brands and brand labels from our core Martha Stewart content, or forge into new areas and arenas of new development for MSO.

I think it is also important to point out that while we have spoken repeatedly over the last 12 months about investments we are making, and will continue to make, in brand and infrastructure preservation, and despite the pressures we have felt in a number of our businesses during that same time, we have actually increased our cash and short-term security position during the period by 8 percent to $172 million on June 30, 2003, up from $160 million on June 30th, 2002. We think that's a pretty strong statement about the underlying strength of our enterprise and our business model.

Now, let's turn to the business segments, beginning with Publishing. During the second quarter, we announced the launch of our Everyday Food magazine, which we selected strategically to provide us with a mass-market publication that widens our consumer base and contributes to our long-standing strategy to evolve the brand from expert personality to quality brand labels. Our decision to launch Everyday Food also follows a successful test of four issues that began earlier this year. Everyday Food will have an initial distribution of 900,000, up from 750,000 for the first four issues. The magazine will be published ten times annually, and will leverage the substantial expertise and authority that resides in our Cooking and Entertaining core content area.

Our decision to move forward with Everyday Food was further based on positive response from readers and strong support from advertisers, as well as our research and focus groups. As with any subscription magazine launch, this title will require certain levels of investment over the next several years, beginning next quarter, primarily to acquire new subscribers. These required investment levels, however, will benefit from the support Everyday Food is receiving from our television and Website, which provide us with superior acquisition economics, compared to traditional direct mail sources. In fact, we have gotten an excellent jumpstart in this regard from our omni platforms, with nearly 200,000 subscribers signed up so far. Jim will provide you with more financial details on our new magazine and estimated investment.

In the quarter, we took steps to improve the economics of Martha Stewart Living, our flagship publication, including a reduction in the direct mail subscription price for MSO to $19.95. While it's too early to evaluate the results, previous test results utilizing this price yielded significantly higher response and reduced our cost per new subscriber. This change was primarily made in response to the impact we have seen from Martha's personal legal situation, as well as overall weakness in the industry sector and increasing competition.

Now, turning to television. During the quarter, we completed the upfront market for the eleventh season of our nationally syndicated daily show, and I'm pleased to report that we sold through approximately 70 percent of our inventory with CPM increases in the mid-single digit range. This, despite the fact that year-over-year rating comparisons for the show were down slightly from 1.33 in Q2, 2002 to 1.17 in Q2, 2003. Importantly, show quality continues unabated. The show received two Emmy awards this quarter for best daytime service show and for best host, and won the 2003 James Beard Foundation Award for the best food-related television segment.

In season eleven, which starts in September, our distribution will shift in six major O&O markets from CBS daytime to CBS late nights and morning runs on either a UPN or independent station. While we expect the shift together with the decrease in contractual license fees to result in moderate losses in the segment during the next season, we believe that it provides us with the opportunity to retain our core audiences while attracting younger viewers.

Also in the second quarter, we increased our marketing spend for the syndicated show. The marketing spending provided rating improvements in certain markets while strengthening our relationship with many local affiliates, and setting solid groundwork for the comprehensive marketing campaign that King World will undertake on our behalf to start season eleven.

On another note, Pet Keeping with Marc Marrone launches to 90 percent market coverage this quarter in syndication across the country. Advertisers' response has been very positive, and we're looking forward to its success.

Turning to merchandising. At specialty, we successfully launched the Martha Stewart Signature furniture line with Bernhardt Furniture. Our initial collection, Skylands and Lillypond have been well-received by consumers, and demand for the product is strong, notwithstanding the economic environment and the publicity surrounding Martha's personal legal issues. We and Bernhardt's Furniture, and our blue ribbon dealer network, are pleased with the current level of performance -- sufficiently pleased that Martha and our talented design and merchandising teams will be in High Point, North Carolina next week for the dealer launch of the newest member of our furniture line -- the Turkey Hill collection, to be distributed through our dealer network in spring, 2004.

Turning to our mass-market brand label, Martha Stewart Everyday, they reflect the impact of the Kmart bankruptcy and store closing on MSE's performance. Sales in MSE at Kmart declined 21 percent, overall, on a comp store basis, year-over-year, and declined 38 percent on a total store basis. On a comp store comp category basis, however, sales declined a more modest 10 percent, excluding live plants . Live plants were dropped in the 2003 line, and therefore from current and prior year comparisons. They were discontinued as the result of certain operational issues related to sustaining and differentiating our brand quality in a perishable commodity business.

The overall 9 percent decline, to-date results primarily from softer sales of certain of our household products due to competitive pricing issues, as well as sales of our patio furniture due to inclement weather throughout the country this spring. Currently, trends are improving with sales in the July 1st through August 2nd period, up approximately 12 percent on a comp store, comp category basis, year-over-year. The largest contributor was an improvement in patio furniture due, at long last, to a more cooperative weather situation. We should note that these swings in sales performance numbers do not materially impact our full-year revenue or profitability numbers. As in accordance with our Kmart contract, we are expected to earn royalties for the full year at guaranteed minimum levels.

Looking forward, our MSE brand label and products launch at Sears Canada next month, in a beautiful comprehensive program of 2,300 SKUs. We want to thank our northern partners for their hard work in putting this together, and we look forward to a long and successful partnership with them.

Now, let's look at the Internet/Direct Commerce segment. This segment finally shows its first year-over-year improvement in several quarters, in operating results. Kudos to Lauren Stanich and her team. They delivered on multiple initiatives to capture operational efficiencies, including improved gross margins due to lower returns and better sourcing, lower fulfillment costs, our second-largest cost item, due to the implementation of zone skipping and an improved inventory in stock position, which reduced our backorders, resulting in improved customer satisfaction and fewer split shipments. We have lower headcount. This group had 59 full-time employees as of June 30, 2003, compared to 91 at June 30, 2002, a 35 percent reduction in staffing, while producing lower monthly operating costs for many of our large fixed technology expenses, such as hosting and site maintenance. Offsetting these improvements is a year-over-year decline in advertising revenues of $800,000.

Looking ahead, the third quarter will see the first drops of catalogs developed along our new scaled back strategy, and we look forward to improved response rates and further declining losses.

This completes the business segment review. It remains apparent that long-term visibility will not be strong until the early part of next year. Our basic strategy from now until then is to keep moving forward, hope for the best possible outcome in Martha's legal situation, continue to invest in creating new products and brand labels while sustaining our infrastructure to fully distribute these products regardless of legal outcome.

In sum, while building new brands like Everyday Food, Pet Keeping with Marc Marrone and developing other new projects, we will not miss a beat in continuing to invest in the brand equity of the Martha Stewart Living brand and brand label. And most importantly, for the long-term value of this business, we will continue to deliver on the promise of excellence and authority for which MSO has come to be valued by our customers and our partners, and hopefully by all of you.

Now, I would like to turn the call over to my colleague, Jim Follo, MSO's Chief Financial Officer, for a discussion of the second quarter financials.


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JAMES FOLLO


Thank you, Sharon. Let me begin by reviewing the highlights of our second quarter performance on a consolidated and segment by segment basis before concluding with an outlook for the third quarter and remainder of the year.

Although the second quarter results did exceed our internal expectations as a result of careful cost management, conservative estimating and improvements in certain business trends since we last spoke, we obviously find ourselves operating in a challenging environment. We do, however, continue to maintain our strong financial position, as evidenced by a cash and short-term investment balance of approximately $172 million, as of June 30th, an increase of approximately $6 million in the second quarter, and we continue to be debt-free. Our capital expenditures during the quarter totaled $600,000, and we'll continue to see minimal investments in the foreseeable future.

Overall Company revenues for the second quarter, 2003 were $65.8 million, compared to $78.6 million in the second quarter of 2002. Operating income, before depreciation and amortization in the quarter, was $3.6 million, compared to $16.2 million in the prior year's quarter.

Net income for 2003 quarter was $900,000, or $0.02 per share from continuing operations, compared to net income for the 2002 quarter of $6.7 million, or $0.16 per share.

Now, turning to Publishing -- publishing segment revenues for the second quarter were $39.6 million compared to $47.3 million in the prior year's quarter. The quarterly performance reflects the result of three issues of Martha Stewart Living magazine, two issues of Martha Stewart Weddings, two issues of Everyday Food, and two special issues. The prior year's quarter included three issues of Martha Stewart Living, one issue of Weddings, and two special issues. So, for comparison purposes with the 2002 quarter in the current year's quarter, we published one additional issue of Martha Stewart Weddings, in addition to the Everyday Food issues.

Revenues in the quarter reflect the following -- advertising pages in Martha Stewart Living magazine decreased approximately 34 percent in the quarter to 312 pages, according to MIN . Circulation revenues were lower in the quarter due to lower newsstand and subscription revenues for Martha Stewart Living magazine. The lower subscription revenues resulted from the acquisition of less profitable subscription orders, while newsstand revenues were impacted by lower newsstand units sold. One additional issue of Martha Stewart Living -- We also have one additional issue of Martha Stewart Living Weddings in the quarter. This additional issue resulted from the timing of publication of our summer issue. Last year's summer issue was published in July while this year's was published in June. And Everyday Food revenue in the quarter was approximately $5 million, and was modestly profitable.

On the cost side, the quarter reflected lower overall expenses. The expense reduction was driven primarily by lower production, distribution and editorial expenses associated with lower pages per issue in Martha Stewart Living magazine. The Company also benefited from lower paper prices during the quarter. Partially offsetting these cost declines were additional costs associated with the Everyday Food magazine, and the increased production costs associated with the additional Martha Stewart Living Weddings
magazine  in  the  quarter.   Operating  income  before   depreciation  and
amortization in the second quarter for the segment was $9.4 million, compared to $16.6 million in the 2002 quarter.

As Sharon mentioned, during the quarter, we announced the launch of Everyday Food magazine as a regular publication after the successful test of four issues. The September issue on sale later this month will be the first non-test issue published. We expect that the regular frequency of the magazine will be ten issues annually beginning in 2004. For the second half of 2003, we will publish two issues in each of the third and fourth quarters. We expect second quarter 2003 losses from Everyday Food to approximate $6 million, equally split between the third and the fourth quarter. For the full year 2004, we expect that losses for the magazine will approximate $10 million, and decline thereafter. We expect this business to operate at a loss through the 2005 year, and begin contributing to the probability of the business in 2006. To achieve profitability, the magazine should reach revenue levels of approximately $50 million, and a monthly circulation level of over one million copies. And revenue from advertising and circulation will contribute equally to revenues.

Now, turning to television -- television revenues in the quarter were $6.6 million, compared to $7.2 million in the 2002 quarter. The revenue decline was due primarily to lower revenues from the syndicated program due to lower ratings and the loss of airtime on CBS's the early show. These declines were partially offset by higher revenues from cable television programs. On the cost side, expenses were slightly higher with increased marketing expenses for the syndicated program. The increased marketing expenses aimed at strengthening station relationships and improving ratings. Operating income before depreciation and amortization was $400,000 in the quarter compared to $1.4 million in the prior year's quarter.

In merchandising, revenues were $11.7 million compared to $16.0 million in the prior year's quarter. The decrease in revenue for the second quarter of 2003 was due primarily to lower product sales of Martha Stewart Everyday products at Kmart, as a result of store closings, and the elimination of certain garden products, and lower same-store sales.

To date, since early 2002, Kmart has closed approximately 600 stores. The decrease was partially offset by higher royalty revenue from sales of Martha Stewart Signature products, principally furniture and floor covering products. Furniture officially launched in the second quarter of 2003, while the flooring launch occurred in the third quarter 2002. The Company has recognized Kmart royalty revenues in the quarter based upon actual sales of products, not at contractual minimum levels.

Such annual contractual minimums, which are 47.5 million for the year ended January 31st 2004, which is Kmart's fiscal year, and they are payable in early 2004, to the extent that actual royalties earned do not meet certain levels. We expect that royalties paid in 2003, based upon product sales, will be below the contractual minimal amount. We currently expect that it will realize and record the difference between actual payments and their minimal amount in the fourth quarter of 2003 when the actual amount is determinable.

Operating income, before depreciation and amortization for the second quarter 2003, was $8.0 million, compared to $12.5 million in the prior year's quarter, resulting from the revenue decline and from slightly higher marketing expenses related to our Signature Program in the segment during the quarter.

In Internet/Direct Commerce, revenues in the second quarter were $7.8 million, compared to $8.1 million in the prior year's quarter. The decline in the quarter reflects lower advertising revenue of $800,000, partially offset by higher commerce sales, principally resulting from higher catalog circulation and marketing spending, which increased in the quarter. Overall costs in the segment declined approximately 18 percent, to $2.6 million. Lower cost of goods sold, fulfillment costs, technology costs, and compensation all contributed to the decline, and have resulted from the operating plan implemented in early 2003. This will allow us to achieve significant improved financial performance from the segment in the future.

Operating loss before depreciation and amortization decreased $4.3 million to $4.3 million -- from $6.7 million in the prior year's quarter. Many of the operating plans implemented in connection with the restructuring of the segment, which was announced earlier this year, have been achieved, and many more are in process. In the second half of the year, we expect that our improved marketing focus will allow us to increase conversion and response rates for our products, while focusing our product assortment on proven categories and catalog circulation on profitable customers. These changes are expected to further contribute to improved performance for the segment.

Turning to our corporate overhead -- our corporate expenses increased $2.3 million to $9.9 million in the quarter, from $7.6 million in the prior year's quarter. The increase resulted primarily from higher legal, advertising, corporate communications and insurance costs, partially offset by generally lower overall corporate expenses.

Depreciation and amortization declined in the quarter primarily as a result of a write-off taken in the fourth quarter of 2002 of certain website development costs resulting from the reorganization of the division.

I would now like to wrap up with a discussion of the outlook for the third quarter and for the full year 2003. We are currently forecasting a loss from continuing operations of approximately $0.15 per share for the third quarter, and approximately $0.18 to $0.20 per share for the full year of 2003. These estimates are based upon the following trends in our business.

For the third quarter, consolidated revenues are expected to decline approximately 30 percent in the third quarter. Operating loss before depreciation and amortization for the quarter will be expected to be approximately $8 to $10 million, with depreciation and amortization approximating $2 million, for an operating loss for the quarter of approximately $10 to $12 million. The key factors contributing to the quarterly results from each segment are as follows.

For publishing, revenues are expected to be approximately $28 to $30 million, while operating loss, before depreciation and amortization, and operating loss are expected to be approximately breakeven. These results will reflect an investment of Everyday Food totaling approximately $3 million in the quarter. This investment spending is principally related to circulation acquisition efforts.

In addition, revenues in the quarter will reflect lower ad pages in Martha Stewart Living magazine. Ad pages are expected to decline approximately 40 percent for the quarter. We will have lower subscription revenues due to less profitable subscription acquisition activities, and lower newsstand revenues for Martha Stewart Living magazine.

In the third quarter, we will publish in additional to the three issues of Martha Stewart Living, two issues of Everyday Food, and one special issue. Also recall that the prior year quarter included an issue of Martha Stewart Weddings, which was published in the second quarter of this year.

In television, revenues are expected to be approximately $6 million to $6.5 million, while operating loss before depreciation and amortization, is expected to be approximately $500,000. The decline in profitability relates to lower license fees from our daily show, due to changes in station lineup, as well as higher marketing expenses related to the launch of the new season and higher production costs. Depreciation and amortization will approximate $400,000, and therefore the loss from operations in this segment will approximate $1 million.

Merchandising revenues in the quarter are expected to be approximately $8.5 to $9.0 million, reflecting recent sales trends and store closings; and operating income before depreciation amortization and operating income will be approximately $4.5 to $5.0 million.

We expect Internet/Direct Commerce revenues will be about $5.5 to $6.0 million for the quarter, reflecting lower advertising revenues and lower commerce sales due to reduced catalog circulation. Operating loss before depreciation amortization for the quarter is expected to be approximately $4.0 million to $4.5 million, reflecting the continued benefit of our restructuring efforts, including the elimination of unprofitable catalog circulation. And depreciation and amortization in the quarter, I'm sorry -- depreciation and amortization for the quarter will approximate $300,000; and operating loss will be $4.3 to $4.8 million.

Corporate   expenses  are  expected  to   approximate   $10  million,   and
depreciation,   amortization  will  remain  at  second  quarter  levels  of approximately $2.1 million.

And finally, for the full year, we expect that consolidated revenues will be approximately $240 to $250 million, with operating loss, before depreciation and amortization of approximately $7.0 to $9.0 million, and a loss per share of approximately $0.18 to $0.20 per share.

This concludes the formal portion of our presentation.  I would like to now
turn   the   call   over  to  the   conference   call   operator   for  the
question-and-answer portion of the session. Thank you.


---------------------------------------------------------------------------
OPERATOR


Thank you. The floor is now open for questions. If you do have a question or a comment please press the numbers one followed by four on your touch tone telephone at this time. If at any point your question has been answered you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order they are received and we do ask that while posing your question you please pick up your handset to ensure proper sound quality. Please hold this line while we poll for questions.

The first question comes from Alissa Goldwasser with William Blair & Co.


---------------------------------------------------------------------------
THE CALLER


Good morning. I was wondering if you could talk in a little bit more detail about circulation trends at Martha Stewart Living. And then also address what you may do with your rate base for the coming year.


---------------------------------------------------------------------------
JAMES FOLLO


Circulation  trends continued We are continuing to circulate  approximately
2.3 million copies a month. Obviously I said in my speech that the economics of some of our subscription circulation has been lower than it has been in the past, and there has been some slight -- there's been some decline in newsstand sales, but made up with some increased copies -- subscription copies. We are currently evaluating rate base. We expect to make an announcement on rate base in the next, certainly, within the next 30 days.


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THE CALLER


Great. Then, maybe you could address ad page trends in the flagship since the indictment was announced.


---------------------------------------------------------------------------
JAMES FOLLO


Well, we are expecting third quarter declines of somewhere around 40 percent in pages. And we finished the third quarter with about 34 percent in pages. So that's the most current information we have.


---------------------------------------------------------------------------
SHARON PATRICK


I would like to add, with respect to our competitive set, Oprah, Real Simple and so on. On a relative basis, we still remain competitive on page count. So it's important to look at that metric, as well.


---------------------------------------------------------------------------
OPERATOR


David Rocker with Rocker Partners.


---------------------------------------------------------------------------
THE CALLER


As you mentioned, the asset obviously -- Martha's individual situation is the dominant issue here. If we can -- what I'd like to try to do is get a sense of, to the extent that you can, pro forma for that issue -- get a sense of what are the direct expenses borne because of it, and what are the revenues that you can identify that are off as a result of that, so that we can identify, as best we can, where the business would be in the absence of the situation.


---------------------------------------------------------------------------
JAMES FOLLO


Okay. I think to answer that question, you really have to look at, look at it kind of on a segment by segment basis. And I think, obviously, where you see the most direct impact of the situation on our business is obviously in the publishing segment and corporate segment. You can just look at the fall off in the EBITDA1 in publishing, and clearly should attribute a significant portion of that if not all of that to this event. We were trending rather strong on both an ad page count and circulation trends through the beginning of the first half of last year. And we saw a fall-off, really, the second half and continuing to this year.

And then on the corporate side, we typically -- we kind of always looked at our run rate of say $8 million a quarter as our run rate for our corporate expenses. And we've been running somewhere let's say, $10 million a quarter. So those numbers are fairly easy to identify.

In the merchandising front, we are recognizing revenues at minimum levels. Likely, we would have probably been at those levels regardless of where Kmart or we are at the moment.

The other businesses -- while I'm sure there's an impact -- becomes a little more difficult to quantify -- talking about the Internet and television businesses. So that's where -- kind of the way we think about that.


---------------------------------------------------------------------------
THE CALLER


If you would look at the publishing side, Sharon made some comments, comparing, you know, with Oprah and what have you. If you looked at the trend in the business in the absence of this, where -- do you think, that your profitability would be comparable to where it was last year, down from where it was last year, up from where it was last year?


---------------------------------------------------------------------------
JAMES FOLLO


Just looking at you know if you just look --


---------------------------------------------------------------------------
THE CALLER


X the current Martha personal issue.


---------------------------------------------------------------------------
JAMES FOLLO


If you look at the broad market, and MIN has reported, I would say probably through the first six months of this year, the ad market was modestly up you know, low single digits. I think if you use that as kind of approximate to where we might be at, that would probably give you a good sense if you want to just compare it to where we were last year. So I think that's a fair way to look at it.


---------------------------------------------------------------------------
THE CALLER


For instance, in the first six months of this year, there's a fall-off in operating profitability in publishing of some $17 million?


---------------------------------------------------------------------------
JAMES FOLLO


That's right.


---------------------------------------------------------------------------
THE CALLER


Just to be clear, are you saying that your belief is that you would be earning that -one sec, pardon me... I'm sorry -- are you saying that would be, you know, that you believe you would have been maintaining or increasing your income had Martha's personal situation not interfered?


---------------------------------------------------------------------------
JAMES FOLLO


It's always hard to say what would have happened; but clearly all the trends would indicate that this thing is directly related to that. I don't see anything that would indicate otherwise.


---------------------------------------------------------------------------
SHARON PATRICK


I would agree with him.


---------------------------------------------------------------------------
THE CALLER


Okay. If you were to go forward, based upon your judgment, that would be the case for the entirety of the year as well -- the situation will prevail for the rest of the year.


---------------------------------------------------------------------------
JAMES FOLLO


The only change that would impact that is that we do expect to invest in -- the Everyday Food magazine launch. We will have a loss in the second half of this year of $6 million -- and you can factor that into whatever you're doing.


---------------------------------------------------------------------------
THE CALLER


Okay. Thank you.


---------------------------------------------------------------------------
OPERATOR


Kevin Gruneich with Bear Stearns.


---------------------------------------------------------------------------
THE CALLER


Thank you. I was wondering if you could provide circulation revenue breakdown in terms of the comp subscription versus newsstand? And what you expect the ABC number to be when it's published later this month? Secondly, I think you talked to ad pages as reported by MIN. I was wondering if you could give a Q2 comparable -- comparison on paid ad pages or on ad revenue, either one? And finally, third, I was wondering if it's possible to provide a gap between actual operating income from the Kmart contract and the guaranteed level?


---------------------------------------------------------------------------
JAMES FOLLO


Let me see if I can work backwards and remember all of the questions. As far as the gap goes, I said that the gap for Kmart -- the minimum guarantee, which would run through their accounting year, we have $47.5 million; that's kind of somewhere in the ballpark of where we look at; and that's a minimum level. So if you were straight line that over twelve months and compare it to what we book in our merchandising segment, I mean, you know, I would say about 85, 90 percent of that revenue comes from Kmart through six months. So on a straight line basis, you can come up with a gap there.

Now, as far as -- I think you asked some questions related to our revenue trends, I guess, particularly Martha Stewart Living magazine. I think in round numbers our circulation revenues were down say, 20 percent and our advertising revenues in the quarter were down about 40 percent. I think there was another question -- Kevin? And ABC, I think we will be down very low single digits -- I'm sorry -- up single digits -- low single digits.


---------------------------------------------------------------------------
THE CALLER


Up year-over-year, up low single digits year-over-year?


---------------------------------------------------------------------------
JAMES FOLLO


I'd say 2 percent or so, somewhere around there.


---------------------------------------------------------------------------
OPERATOR


Mandana Hormozi with Lazard.


---------------------------------------------------------------------------
THE CALLER


Good morning. I was wondering if you guys are working on any sort of other new initiatives similar to Everyday Food, whether it be the expanding distribution of existing lines, or new product lines in Kmart or elsewhere, magazines, and stuff?


---------------------------------------------------------------------------
SHARON PATRICK


Yes, we are. We are always working on new ideas like Everyday Food. It's just that the development cycles in our businesses can take some time. So, since it's forward-looking, we're not prepared to announce anything at this moment.


---------------------------------------------------------------------------
OPERATOR


Laura Richardson with Adams, Harkness & Hill.


---------------------------------------------------------------------------
THE CALLER


Thank you. Hey, everybody. Hey, Jim. Hey, Sharon.


---------------------------------------------------------------------------
SHARON PATRICK


Hi, Laura.


---------------------------------------------------------------------------
THE CALLER


Could you, Jim, try to quantify what the gain in the second quarter was from that wedding issue -- the extra one being published in the second quarter? And then, is it fair to assume that's going to be a similar pressure on the third quarter?


---------------------------------------------------------------------------
JAMES FOLLO


I would say the EBITDA2 impact of that is about $1 million, and that would obviously be a shift from the third into the second quarter.


---------------------------------------------------------------------------
THE CALLER


One  million  EBITDA.  Okay,  thanks.  And I was also  looking at  deferred subscription revenues on the balance sheet. And it looks like year-over-year this quarter it's down close to 30 percent. Is that reflecting your price cut, basically -- the subscription price cut? And, what was it before you lowered it to $19.95?


---------------------------------------------------------------------------
JAMES FOLLO


I mean, I -- our basic rate was about $20 -- that has no impact on our balance sheet. That offer was really implemented, really, after June 30th. It essentially represents what I said earlier, which was some less profitable circulation hitting the file. Offsetting that, by the way, is some subscription revenues from Everyday Food -- is within that number, the for the first time in that number.




---------------------------------------------------------------------------
THE CALLER


Okay. I was wondering, too, if you could go over again -- there were a number of changes you discussed in the TV segment that Marc, the pet guy is going to have his own show, and when does that start? And how widely is that going to be syndicated initially? And is that a plus or a minus to the earnings now?


---------------------------------------------------------------------------
JAMES FOLLO


As far as the plus or minus to the earnings, it will be slightly profitable
--


---------------------------------------------------------------------------
THE CALLER


Okay.


---------------------------------------------------------------------------
JAMES FOLLO


Not a huge revenue EBITDA3 generator, but it will be slightly profitable. And Sharon can speak to the distribution.


---------------------------------------------------------------------------
THE CALLER


Okay. Thanks.


---------------------------------------------------------------------------
SHARON PATRICK


The Marc Marrone Show that we are now partnering with Hearst and the Chicago Tribune, has been previously aired, using segments from a former relationship that Marc had. We're taking it over, and it's going to be based on production at our place. It will syndicate to over 90 percent of the market, beginning in September. And, obviously, it's again -- we always begin with media. Columns will be appearing in our various magazines, as a major contributor, and we will be moving out from there across our Omni platform to give Marc full exposure.


---------------------------------------------------------------------------
THE CALLER


Hum.... so Marc's going to have a column, starting when?


---------------------------------------------------------------------------
SHARON PATRICK


He has been appearing in the magazines, and he will continue to be appear in it, and will expand in kid's and contributions to Martha Stewart Living.


---------------------------------------------------------------------------
THE CALLER


Okay. And then, Sharon, what did you say about the daily Martha Stewart show -- that is going to be late-night in some places, and on UPN in some places?


---------------------------------------------------------------------------
SHARON PATRICK


Yes, in six O&O markets of CBS, it will go to late-night. It will be double run. We will have a late-night run and we will also have a daytime run. in the morning time period, on UPN and independent stations in those six markets.


---------------------------------------------------------------------------
THE CALLER


So, it's just six markets?


---------------------------------------------------------------------------
SHARON PATRICK


Yes.


---------------------------------------------------------------------------
THE CALLER


Is that a material percent of your markets?


---------------------------------------------------------------------------
SHARON PATRICK


Six percent of the market -- I'm not sure what the percent market coverage is. Laura, I can get with you to give you the exact percentage on that. I just, unfortunately, don't have it with me right this moment.


---------------------------------------------------------------------------
THE CALLER


Okay.


---------------------------------------------------------------------------
SHARON PATRICK


What we are going with is we're going with mostly our standard distribution through our traditional network affiliates to -it's just a change in these six O&O markets.


---------------------------------------------------------------------------
THE CALLER


Okay. And then, I guess, while I have you, Sharon, if I can ask one last sort of strategic question. I mean, is one of the contingencies you are considering, you know, basically continuing with a lot of your core publications, just perhaps under a modified name or something?


---------------------------------------------------------------------------
SHARON PATRICK


Our primary strategy has been the strategy that we have articulated since day one, which is that we through our how-to core content areas, we are moving from a personality-based business to a brand-label-based business. So what you can see is we've moved along step-by-step, sort of quarter-in and quarter-out, is that we have spun out from the core, from Martha Stewart Living, category magazine, Everyday Food being the most recent, but certainly not the last, as one way of expanding and building the business. And, also, as we've said, we are investing in other brands and brand labels, based on the authority that we have as a brand-building company. That would be an example, for instance, of Marc Marrone. But as Everyday Food goes and develops, it will move to its own complement of television shows and whatever. And we're just going to continue on a step-by-step basis, not only expanding the businesses that we're in -- for example, you can see that Martha Stewart Everyday, for example, is now launching a huge program in Sears Canada. And that Signature is now in its third collection rollout. And so, step-by-step, through those core content areas, and then onto other brands and brand labels, we intend to grow the business.


---------------------------------------------------------------------------
OPERATOR

Once again if you do have a question or a comment please press the numbers one followed by the four on your touch tone telephone at this time. We have a follow up question coming from alissa goldwasser of William Blair & Company. Please pose your questions.


---------------------------------------------------------------------------
THE CALLER


I was wondering if you could just go over the publishing schedule for the fourth quarter, assuming, I guess, three Martha Stewart Living, I think two Everyday Food. What about Weddings and special issues?


---------------------------------------------------------------------------
JAMES FOLLO


Weddings will publish the regular two issues. We will have the fall and the winter issues. We will have two special issues. We will have two Everyday Food issues -- is the general schedule. Let me tell you that one more time -- three issues of Martha Stewart Living; two Weddings; two specials; and two Everyday Food.


---------------------------------------------------------------------------
THE CALLER


Okay. Thank you.


---------------------------------------------------------------------------
OPERATOR


Once again if you do have a question or a comment please press the numbers one followed by four on your touch tone telephone at this time. There appear to be no further questions at this time. I'd like to turn the floor back over to management for any closing comments.


---------------------------------------------------------------------------
JAMES FOLLO


That's it. We'll see you next quarter.


---------------------------------------------------------------------------
SHARON PATRICK


Thank you, very much.


---------------------------------------------------------------------------
OPERATOR


Thank you for your participation. That does conclude this morning's teleconference. You may disconnect your lines at this time, and have a great day. Thank you.

(CONFERENCE CALL CONCLUDED)


--------
1 This inadvertent reference to EBITDA was intended to refer to Operating Income before Depreciation and Amortization. 2 This inadvertent reference to EBITDA was intended to refer to Operating Income before Depreciation and Amortization.

3 This inadvertent reference to EBITDA was intended to refer to Operating Income before Depreciation and Amortization.